Exhibit 99.1
Enovix Releases Supplemental FAQ to Support Warrant Dividend Distribution
Answers questions related to margin accounts, eligibility mechanics, and trading logistics

FREMONT, Calif., July 15, 2025 – Enovix Corporation (Nasdaq: ENVX) (“Company” or “Enovix”), a global high-performance battery company, today released a supplemental Frequently Asked Question (FAQ) document relating to the previously announced warrant dividend distribution. The supplemental FAQ provides important clarifications on logistical and eligibility-related topics raised by shareholders and brokers, including:
•Potential limitations for shareholders who hold Enovix stock in margin accounts
•Timing of share purchases in relation to warrant eligibility

“This update reflects our commitment to ensuring a smooth and transparent experience for our shareholders as we approach the warrant dividend record date,” said Ryan Benton, CFO of Enovix. “In particular, we want to raise awareness of how certain brokerage practices—such as securities lending in margin accounts—could prevent shareholders from receiving exercisable warrants unless proactive steps are taken.”

Shareholders are encouraged to review the new supplement along with the original FAQ, which are both available on the Investor Relations page (https://ir.enovix.com) (https://www.enovix.com/enovix-warrant-dividend/), and in addition, to contact their broker directly with any specific questions about their account status.

Details of Warrant Distribution
Stockholders will receive one (1) warrant for each seven (7) shares of common stock held as of the record date of July17, 2025, rounded down to the nearest whole number for any fractional warrant. As an example, a stockholder who owns 1,000 shares of common stock would receive 142 warrants, and a stockholder who owns 7,000 shares of common stock would receive 1,000 warrants.

Holders of the Convertible Notes as of the record date will also receive warrants based on the same ratio in the manner determined by the indenture governing the Convertible Notes. As an example, holders of each $1,000 face amount of Convertible Notes will receive 9.1543 warrants, rounded down to the nearest whole number for any fractional warrant.

After the distribution date, warrant holders may exercise their warrants for cash as specified under the terms of the warrant agreement that we expect to file with the U.S. Securities and Exchange Commission (“SEC”) by the distribution date.

The Early Expiration Price Condition will be deemed satisfied if, during any period of twenty (20) out of thirty (30) consecutive trading days, the VWAP of the common stock equals or exceeds $10.50 (the “Early Expiration Trigger Price”) whether or not consecutive (such final day, the “Early Expiration Price

Condition Date”). If this condition is met, the warrants will expire at 5:00 p.m. New York City time on the Business Day immediately following the Early Expiration Price Condition Date or such other date as the Company may elect in accordance with the warrant agreement.

If the Early Expiration Price Condition occurs, Enovix will make a public announcement to that effect, which will include the corresponding expiration date. Otherwise, the warrants will expire at 5:00-pm EST on October 1, 2026.

About Enovix Corporation
Enovix is a leader in advancing lithium-ion battery technology with its proprietary 3D cell architecture designed to deliver higher energy density and improved safety. The Company’s breakthrough silicon-anode batteries are engineered to power a wide range of devices from wearable electronics and mobile communications to industrial and electric vehicle applications. Enovix’s technology enables longer battery life and faster charging, supporting the growing global demand for high-performance energy storage. Enovix holds a robust portfolio of issued and pending patents covering its core battery design, manufacturing process, and system integration innovations. For more information, visit https://www.enovix.com.

No Offer or Solicitation
This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The issuance of the warrants has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), as the distribution of a warrant for no consideration does not constitute a sale of a security under Section 2(a)(3) of the Securities Act. A Form 8-A registration statement and prospectus supplement describing the terms of the warrants will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Holders should read the prospectus supplement carefully, including the Risk Factors section included and incorporated by reference therein. This press release contains a general summary of the warrants. Please read the warrant agreement when it becomes available as it will contain important information about the terms of the warrants.

Forward‐Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us, the warrant dividend and our business that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance and can be identified by words such as anticipate, believe, continue, could, estimate, expect, intend, may, might, plan, possible, potential, predict, should, would and similar expressions that convey uncertainty about future events or outcomes. Forward-looking statements in this press release include, without limitation, our expectations regarding the warrant dividend distribution; the anticipated distribution date; the potential limitations of the distribution for shareholders who hold Enovix stock in margin accounts; our ability to provide clarification on logistical and eligibility-related topics raised by shareholders and brokers, including, without limitation, the timing of share purchases in relation to warrant dividend eligibility; the acceptance to trading of the warrants on the Nasdaq Stock Market, the existence of a market for the warrants; and our ability to raise awareness of relevant brokerage practices and commitment to facilitating a seamless process for our shareholders as we approach the warrant dividend distribution date. Actual results and outcomes could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, those risks and uncertainties and other potential factors set forth in our filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual report on Form 10-K and quarterly reports on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. For a full discussion of these risks, please refer to Enovix’s filings with the SEC, including its most recent Form 10-K and Form 10-Q, available at https://ir.enovix.com and www.sec.gov. Any forward-looking statements made by us in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Robert Lahey
ir@enovix.com

Chief Financial Officer:
Ryan Benton
ryan.benton@enovix.com

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